Exhibit 99(p)

Investment Letter

January 19, 2017

Griffin Institutional Access Real Estate Fund
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, CA 90245

Dear Board Members:

You have engaged us, Griffin Capital Credit Advisor, LLC (the “Adviser”) to act as the investment adviser to the Griffin Institutional Access Credit Fund (the “Trust” or the “Fund”), pursuant to a Management Agreement dated as of January 19, 2017.

In connection with the initial capitalization of the Trust, the Adviser will invest the initial $100,000 of seed capital into the Trust, as required by the Investment Company Act of 1940, as amended. The Adviser represents that the purchase of $100,000 of the Fund’s shares is for investment purposes only.

Yours Very Truly,

Griffin Capital Credit Advisor, LLC

By:	/s/ Kevin Shields
Name:	Kevin Shields
Title:	CEO
Date:	1/19/17

ACCEPTANCE:
The foregoing Letter is hereby accepted.

GRIFFIN INSTITUTIONAL ACCESS CREDIT FUND

By:	/s/ Randy Anderson
Name:	Randy Anderson
Title:	Chairman
Date:	1/19/17